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                                                            EXHIBIT 5.01

                        [HOMESTORE.COM, INC. LETTERHEAD]

                               October 23, 2001

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Re:   Homestore.com, Inc.

Ladies and Gentlemen

      This opinion is provided in connection with a Form S-8 Registration Statement (the "Registration Statement") being filed by Homestore.com, Inc. (the "Company") on or about October 23, 2001. The Registration Statement relates to the registration of 1,472,175 shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), that are subject to issuance upon the exercise of outstanding options assumed by the Company under the iPlace, Inc. 2001 Equity Incentive Plan (the "2001 Plan"), iPlace, Inc. 2000 Stock Option Plan, ConsumerInfo.com, Inc. 1999 Stock Option Plan, eNeighborhoods, Inc. 1998 Stock Option Plan, and QSpace, Inc. 1999 Stock Option Plan (collectively the "Plans") as well as shares of Common Stock that are issuable upon exercise of options that may be granted in the future under the 2001 Plan (such shares are referred collectively as the "Shares"). The Plans, and outstanding options granted pursuant to the Plans, were assumed by the Company pursuant to the terms of an Agreement and Plan of Merger dated as of August 7, 2001 (the "Merger Agreement") by and among the Company, iPlace, Inc., Homestore Consumer Information Corp. and the stockholders of iPlace, Inc. listed on the signature pages thereto, as amended.

      I have reviewed the Registration Statement, the Plans, the Company's Certificate of Incorporation and Bylaws and originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plans for a purchase price of not less than $0.001 per share.

      Based upon and subject to the foregoing and to the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plans, when issued and paid for in accordance with the Plans, will be legally issued, fully paid and non-assessable.

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      I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                              Very truly yours,

                              /s/   Walter S. Lowry
                              -------------------------------------
                              Walter S. Lowry
                              Senior Vice President, General Counsel and
                              Secretary

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